EXHIBIT 11

                            STORAGE TECHNOLOGY CORPORATION AND SUBSIDIARIES
                               COMPUTATION OF EARNINGS PER COMMON SHARE
                               (In thousands, except per share amounts)
                                              (Unaudited)
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                                                        QUARTER ENDED                  SIX MONTHS ENDED
                                                  ---------------------------     ---------------------------
                                                    JUNE 26,       JUNE 27,         JUNE 26,       JUNE 27,
                                                      1998           1997             1998           1997
                                                   -----------    -----------      -----------    -----------
BASIC  (A)
Earnings:
  Net income                                         $ 54,430       $ 53,984         $ 95,000       $ 93,573
                                                    =========      =========        =========      =========

Shares:
  Weighted average shares outstanding                 106,945        123,035          106,777        122,740
                                                    =========      =========        =========      =========

Earnings per share:
  Basic earnings per share                           $   0.51       $   0.44         $   0.89       $   0.76
                                                    =========      =========        =========      =========
DILUTED  (A)
Earnings:
  Net income                                         $ 54,430       $ 53,984         $ 95,000       $ 93,573
  Adjustment for interest and amortization
    of debt issue costs on 8% Convertible
    Debentures, net of estimated tax effects                                                             255
                                                    ---------      ---------        ---------      ---------
  Net income, as adjusted                            $ 54,430       $ 53,984         $ 95,000       $ 93,828
                                                    =========      =========        =========      =========

Shares:
  Weighted average shares outstanding                 106,945        123,035          106,777        122,740
  Dilutive effect of outstanding options (as
    determined under the treasury stock method)         2,994          1,472            2,873          1,739
  Adjustment for shares issuable upon assumed
    conversion of 8% Convertible Debentures                                                              578
                                                    ---------      ---------        ---------      ---------
  Weighted-average and dilutive potential shares      109,939        124,507          109,650        125,057
                                                    =========      =========        =========      =========

Earnings per share:
  Diluted earnings per share                         $   0.50       $   0.43         $   0.87       $   0.75
                                                    =========      =========        =========      =========


(A)   Earnings per share has been restated to reflect the effect of the 2-for-1 stock split in the form of a stock dividend in June, 1998.

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